Exhibit 10.15

November 16, 2016

Arthur Levine

Sensus Healthcare, Inc.

Chief Financial Officer

851 Broken Sound Parkway NW Suite 215

Boca Raton, FL 33487

Dear Arthur,

This letter is in reference to our letter agreement with you, dated July 30, 2015 (the “Original Letter”). In the Original Letter, each of Joseph C. Sardano, Stephen Cohen, Richard Golin, Kalman Fishman, and Stephen Arnold individually agreed that (1) the predecessor of Sensus Healthcare, Inc. (the “Company”) would redeem a portion of his equity interest in the Company and (2) the Company would grant you an award for the aggregate of the equity interests so redeemed (the “Equity Grant”).

As you will recall, the Equity Grant was to vest only upon a Liquidity Event. For adequate consideration, the receipt of which is hereby acknowledged by each of the undersigned individuals, the definition of Liquidity Event is amended to mean the date the first of the following occurs (i) the sale of more than 50% of the outstanding equity interests in the Company; or (ii) the expiration of a lock-up period following an IPO, but in no event shall the Liquidity Event occur earlier than January 31, 2017. All other terms of the Original Letter remain the same.

Sincerely,

“Contributing Members”:

/s/ Joseph C. Sardano	/s/ Kalman Fishman

/s/ Stephen Cohen	/s/ Stephen Arnold

/s/ Richard Golin

Acknowledged and Agreed:

/s/ Arthur Levine

Accepted and Agreed:

SENSUS HEALTHCARE, INC.

/s/ Joseph C. Sardano
President and CEO